Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of NewLake Capital Partners, Inc. on Form S-3 (File No. 333-267894) and Form S-8 (File No. 333-261608) of our report dated March 6, 2025 with respect to our audit of the consolidated financial statements of NewLake Capital Partners, Inc. as of December 31, 2024 and for the year ended December 31, 2024, which report is included in this Annual Report on Form 10-K of NewLake Capital Partners, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp
New York, NY
March 6, 2025